UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 2, 2008

NationsHealth, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50348	06-1688360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13650 N. W. 8th Street, Suite 210, Sunrise, Florida		33325
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-903-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 2, 2008, NationsHealth, Inc. ("NationsHealth") and Robert Gregg ("Gregg"), who served as NationsHealth’s Chief Operating Officer until October 5, 2005, entered into a Settlement Agreement and General Release ("Settlement Agreement") related to certain put rights held by Gregg pursuant to that certain Separation Agreement and General Release dated December 16, 2005 (the "Separation Agreement"). Pursuant to the Settlement Agreement, as more fully set forth herein, Gregg forfeited and released his remaining put right of $2.25 million and shall receive certain payments relating to the put notice he delivered to the Company on April 4, 2007.

In connection with the Separation Agreement, Gregg had the ability to exercise a put right to request that NationsHealth arrange for the purchase of up to $3,000,000 worth of NationsHealth’s common stock from Gregg (the "Put Right") held by RGGPLS, LLC ("RGGPLS"), the controlling stockholder of NationsHealth, on Mr. Gregg’s behalf, provided that NationsHealth was not required to purchase more than $1,500,000 worth of such common stock in any calendar year. Under certain circumstances, NationsHealth could pay such amounts over a period of up to three years. In lieu of a cash payment, NationsHealth had the option to register such shares of the NationsHealth common stock for sale pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act") or to arrange for the sale of such shares of the stock pursuant to an exemption from the registration requirements under the Act.

On April 4, 2007, Gregg partially exercised his Put Right to require NationsHealth to purchase $750,000 of NationsHealth common stock beneficially owned by Gregg, representing 500,000 shares based on the closing price of $1.50 per share on the trading day prior to the put notice (the "April 2007 Put"). NationsHealth notified Gregg of its intention to cause such shares to be sold, as promptly as was reasonably practicable, pursuant to a registration statement under the Act, or pursuant to an exemption from the registration requirements of the Act. To the extent that these put shares were sold at a price less than the price on the date of the put, NationsHealth would be required to make a cash payment to Gregg for such shortfall amount. On July 16, 2007, in connection with RGGPLS’s transfer to Gregg of 288,000 shares of NationsHealth’s common stock (the "July 2007 Transfer"), Gregg executed an acknowledgement that the proceeds from any sale by him of the 288,000 shares in the open market or to any third party would satisfy a portion of NationsHealth’s obligation pursuant to the Put Right. To date, Gregg has sold 275,880 of the 288,000 shares in connection with the July 2007 Transfer for total consideration of $200,616.45, thereby creating an obligation to NationsHealth of $213,203.55 (the "Put Shortfall"), representing the difference between the proceeds for the 275,880 shares which were sold and $1.50 per share.

As required by the Settlement Agreement and in satisfaction of the Put Shortfall, NationsHealth paid $129,000 upon execution of the Settlement Agreement and will pay $39,000 on each of June 1, 2008 and July 1, 2008, and $6,203.55 on August 1, 2008. With respect to the 224,120 unsold shares remaining under the April 2007 Put, NationsHealth shall, on or before September 1, 2008, purchase the shares or arrange for the sale of the shares to a third party. In the event that the sale of the 224,120 shares is below $1.50 per share (the "Subsequent Shortfall"), NationsHealth shall pay to Gregg up to $40,000 per month toward the Subsequent Shortfall beginning August 1, 2008 until the Subsequent Shortfall is fully repaid.

Simultaneous with the execution of the Settlement Agreement, RGGPLS transferred shares of the Company’s common stock to certain Gregg-related trust entities (which previously had the pecuniary interest in such shares), in the form of a transfer of 823,135 shares to the Robert Gregg Revocable Trust Dated December 18, 2000 (the "Gregg Revocable Trust") and 2,748,204 shares to the Robert Gregg 2004 Multigenerational Trust (the "Gregg Multigenerational Trust") and Gregg resigned from the management board of RGGPLS. Following these transfers, the Gregg Revocable Trust and the Gregg Multigenerational Trust (collectively, the "Gregg Entities") are no longer members of RGGPLS and therefore have no beneficial ownership or pecuniary interest in any shares held by RGGPLS. Through December 31, 2010, RGGPLS has an irrevocable right to vote the 3,571,339 shares while the shares are held by these trusts, except in limited circumstances. Furthermore, the Gregg Entities are prohibited from selling or transferring any shares prior to September 1, 2008 and beginning September 1, 2008, the Gregg Entities are prohibited from selling or transferring more than 250,000 shares in each successive six-month period, except in limited circumstances. Furthermore, through December 31, 2010, the Gregg Entities will have (i) tag along rights in certain instances in which RGGPLS or its members, managers or affiliates other than NationsHealth (collectively, "RGGPLS Group") sells or transfers any shares to a third party, and (ii) certain piggyback registration rights if NationsHealth registers for resale any RGGPLS Group shares in a public offering.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.64 Settlement Agreement and General Release dated May 2, 2008 between Robert Gregg and NationsHealth, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NationsHealth, Inc.

May 8, 2008	By:	Timothy Fairbanks

Name: Timothy Fairbanks
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.64	Settlement Agreement and General Release dated May 2, 2008 between Robert Gregg and NationsHealth, Inc.